Appendix A

     This appendix describes Service Company services and the direct assignment and allocation of costs to the Client Companies that cannot practicably be direct charged. Definitions of the ratios are provided in Appendix B. The Service Company will provide to associate client Companies the following services:

        I.  Information Resource Management Systems (IRMS)

                 a. The Information Resource Management Systems function includes voice services; application systems development and support; database administration and security; computer operations; data entry; end user assistance; consulting services; distributed computing including hardware support and network operations; management and administration.


                 b.  To  the  extent  practicable   services  will  be
        directly charged using a standard rate per hour. Costs that are not direct charged will be allocated as follows:

                 voice services - telephone ratio

                 application systems development and support - employee ratio data administration and security - employee ratio

                 computer operations - CPU time ratio

                 consulting services - employee ratio

                 distributed computing - order cost ratio

                 management and administration - employee ratio

        II. Legal

                a. The legal function provides legal counsel related to general corporate issues.


                 b. All costs will be direct charged to other Orders, Projects or Cost Centers at a standard rate per hour. The hourly rate will include charges for labor, occupancy, vehicle costs, training, materials and contractors. Any residual resulting from standard rates being different from actual costs will be allocated to the Client Companies based on the labor $ ratio.

        III. Executive Services

                 a. The Executive Services function provides advice, counsel and other services of executive management, excluding business unit heads.

                 b. The total actual cost of services of each executive and their direct support staff will be accumulated in Cost Centers for each executive. Each Cost Center's expenses will be allocated between client companies based on a fixed distribution. The distribution will be developed based on an analysis of how each executive's time is spent. The distributions will be reevaluated annually.

        IV. Administrative and Support

                 a. The  Administrative  and Support function provides
        insurance  and  claims   processing;  insurance  and  claims
        administration,   including   risk   management;  security,
        including  asset  protection  and  investigative   services;
        purchasing and storeroom management; procurement and materials management; vehicle resource management, including company vehicle maintenance; general services including mail, graphics, records management and other office services; building services including facilities management, and building maintenance; and real estate services, including right-of-way.

                 b. To the extent practicable, services will be directly charged using a standard rate per hour. The Services that are not direct charged will be allocated based on the following ratios:

               insurance administration - labor $ ratio

               claims administration - historical claims ratio

               security - labor $ ratio

               purchasing and storeroom management and procurement and materials management- An overhead rate will be applied to all stock and non stock issuances and returns. This rate will be developed by dividing the total estimated costs of purchasing and storeroom management by estimated stock issuances and returns. Any residual amount will be allocated based on the materials stock expense ratio.

               vehicle resource management - A flat fee will be charged per month or per hour for pool vehicles. The fees will be calculated by dividing total estimated costs of vehicle resource management including, maintenance and insurance claims by anticipated vehicle usage. The fees will be recalculated annually. Any residual amount will be allocated based on the vehicle $ ratio.

               general services - employee ratio

               building services (facilities cost) - square footage ratio for office space and non-office space real estate - land and building ratio

                  c. Insurance premiums and claims that are not direct charged will be allocated as follows:

               property insurance and miscellaneous insurance coverage - asset cost ratio general liability insurance - labor $ ratio

               Director's and Officers insurance - asset cost ratio

               nuclear insurance - installed capacity ratio

        V.  Human Resources

                  a. The Human Resources function provides compensation and benefit services; personnel, employment and staffing; employee/labor relations; skills training and management development; organizational development; and safety services.

                  b. To the extent practicable, services will be directly charged using a standard rate per hour. Costs that are not direct charged will be allocated as follows:

               cost of benefits - Benefit costs will be directly charged based on an overhead rate as a percent added to regular labor. The residual will be allocated based on the regular wage ratio.

               compensation and benefits services - employee ratio

               personnel, employment and staffing - employee ratio

               employee/labor relations - employee ratio

               skills training and management development - Flat fees will be charged for each training class attendee. The fees will be calculated on an annual basis by dividing total estimated training costs by the estimated number of attendees. Any remainder will be allocated based on the employee ratio.

               safety - employee ratio

        VI. Finance, Accounting and Planning

                 a. The Finance, Accounting and Planning function includes corporate planning; long range strategic planning; strategic resources consulting; internal audit; budgeting;
        treasury and finance including cash management, financing, trust administration; investor relations; accounting services including general ledger, corporate accounting, accounts payable and receivable, payroll, plant/property accounting; tax accounting services.

                 b. To the extent that services are directly assignable, the services will be directly charged to a Client Company. All Finance, Accounting and Planning services that are not direct charged will be allocated based on the O&M ratio.

        VII. External Relations

                 a. The External Relations function includes general corporate communications; governmental affairs; advertising services.

                 b. To the extent practicable, services will be directly charged using a standard rate per hour. Costs that are not direct charged will be allocated based on the following ratios:

               communications - employee ratio

               governmental affairs - O&M ratio

               advertising - O&M ratio

        VIII. Customer Service, Marketing and Sales

                 a. The Customer Service, Marketing and Sales function includes customer service centers and dispatch; sales and marketing including market product and sales planning and market and customer research, demand side management, load forecasting, and economic development; utility billing and payment, including revenue protection and customer contract services; pricing and regulatory affairs; and meter reading services.

                 b. To the extent practicable, services will be directly charged using a standard rate per hour or per unit. Costs that are not direct charged are allocated based on the following ratios:

               customer service centers and dispatch- Costs of the customer service centers and dispatch are charged to the client companies as flat fee per call, a flat fee per order and a flat fee per dispatch. The flat fees are calculated by using the total estimated call costs, order costs, or dispatch costs as the numerator and dividing by the estimated number of calls, orders, or dispatches. Any residuals will be allocated based on # customer ratio.

               regulated sales and marketing - # utility customers ratio

               competitive sales and marketing - A predetermined ratio will be developed based on time studies to determine the allocation of costs between client companies. The ratio will be revised annually.

               utility billing & payment - Costs will be charged to client companies as a flat fee per generated bill. The flat fee will be calculated as total estimated costs of billing and payment functions divided by the estimated number of bills. Separate fees will be calculated for each type of bill. Any remainder will be allocated based on the # bills ratio.

               pricing and regulatory affairs - utility asset cost ratio

        IX. Electric Transmission and Distribution

                 a. The Electric Transmission and Distribution function includes engineering planning, overall T&D design; and T&D management and administration.

                 b. To the extent practicable, services will be directly charged using a standard rate per hour. All costs that are not direct charged will be allocated based on the T&D O&M ratio.

        X.    Supply

                  a. The Supply function includes fuel supply including fuel procurement and management; production/support staff services including engineering services for power plant design and operations, chemistry and gas turbine/diesel power supply; mechanical engineering and standards including plant engineering, facilities construction and production services; merchant functions; and management and administration.

                  b. To the extent practicable, services will be directly charged using a standard rate per hour. Costs that are not directly charged will be allocated as follows:

               fuel supply - kwh generated ratio

               production / support staff - kwh generated ratio

               mechanical engineering and standards - kwh generated ratio merchant functions - merchant cost ratio

               management and administration - kwh generated ratio

        XI. Electrical System Technical Support

                 a. The Electrical System Technical Support function includes transmission system operations, including interconnections and bulk power marketing, load management and test lab; system planning; electric systems communications; environmental affairs; and electric research and development.

                 b. To the extent practicable, services will be directly charged using a standard rate per hour. Cost that are not direct charged will be allocated as follows:

               transmission systems operations - kwh output ratio

               system planning - kwh output ratio

               electric systems communications - kwh output ratio

               environmental affairs - O&M ratio

               electric research and development - O&M ratio